Exhibit 99.1

FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC.
REPORTS SALE OF NF ROASTERS CORP.

WESTBURY, N.Y., April 28, 2008 - Nathan’s Famous, Inc. (Nasdaq Symbol: NATH), announced today the sale of its subsidiary, NF Roasters Corp. to Roasters Asia Pacific (Cayman) Limited, its Master Developer of franchised Kenny Rogers Roasters restaurants in Malaysia and certain other foreign territories. The purchase price was approximately $4,000,000 in cash plus certain accruals.

In connection with the sale, NF Roasters Corp. entered into a license agreement with a subsidiary of Nathan’s, pursuant to which NF Roasters Corp. licensed to the Nathan’s subsidiary certain intellectual property necessary for Nathan’s to continue to make available “Kenny Rogers” products at existing Nathan’s Famous and Miami Subs restaurants.

About Nathan’s Famous

Nathan’s products are distributed in 50 states, and four foreign countries through its restaurant system, Branded Product Program and retail licensing activities. Following the sale of NF Roasters Corp., Nathan’s restaurant system consisted of 223 franchised or licensed units and six company-owned units (including one seasonal unit). For additional information about Nathan’s please visit our website at www.nathansfamous.com

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; the ability to obtain an adequate supply of beef and other food products at competitive prices; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.